Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Vice President of Investor Relations

225-298-5318

kinda@he-equipment.com

H&E Equipment Services Reports Fourth Quarter 2020

and Full Year 2020 Results

BATON ROUGE, Louisiana -- (February 17, 2021) -- H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the fourth quarter and year ended December 31, 2020.  In the fourth quarter of 2020, the Company completed its successful offering of new 8-year 3.875% senior notes (the “New Notes”) and the repurchase and redemption of its previously outstanding 5.6250% senior notes (the “Old Notes”).  The Company’s operating results for this quarter include a $44.6 million non-recurring item associated with the premiums paid to repurchase and redeem the Old Notes and the write-off of unaccreted note discount, unamortized note premium and deferred transaction costs associated therewith.

FOURTH QUARTER 2020 SUMMARY

•	Revenues decreased 9.3% to $315.6 million versus $348.1 million a year ago.
•

Included in fourth quarter 2020 net income was a $44.6 million pre-tax loss on early extinguishment of debt.  Included in fourth quarter 2019 net income was a $12.2 million pre-tax non-cash goodwill impairment charge.  Net loss was $(14.6) million in the fourth quarter of 2020 compared to net income of $21.9 million a year ago.  Excluding the impact of the aforementioned items from each of the respective years, adjusted net income was $16.6 million in the fourth quarter of 2020 compared to adjusted net income of $31.9 million a year ago.  The effective income tax rate was 37.0% in the fourth quarter of 2020 and 18.4% in the fourth quarter of 2019.

•	Adjusted EBITDA decreased 19.8% to $101.6 million in the fourth quarter of 2020 compared to $126.8 million a year ago, yielding a margin of 32.2% of revenues compared to 36.4% a year ago.
•

Total equipment rental revenues for the fourth quarter of 2020 were $166.8 million, a decrease of $27.0 million, or 13.9%, compared to $193.8 million a year ago. Rental revenues for the fourth quarter of 2020 were $149.6 million, a decrease of approximately $26.6 million, or 15.1%, compared to $176.3 million in the fourth quarter of 2019.

•	New equipment sales decreased 10.3% to $55.1 million in the fourth quarter of 2020 compared to $61.4 million a year ago.
•	Used equipment sales increased 13.0% to $47.9 million in the fourth quarter of 2020 compared to $42.4 million a year ago.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

•	Gross margin was 33.6% compared to 36.9% a year ago. The decrease in gross margin was largely the result of lower rental gross margins and revenue mix.
•

Total equipment rental gross margins were 40.3% in the fourth quarter of 2020 compared to 45.6% a year ago.  Rental gross margins were 45.1% in the fourth quarter of 2020 compared to 50.3% last year.  The decrease was primarily due to lower time utilization and rates.

•

Average time utilization (based on original equipment cost) was 65.4% compared to 69.0% a year ago.  The size of the Company’s rental fleet based on original acquisition cost decreased 9.2% from a year ago, to $1.8 billion.

•	Average rental rates decreased 4.5% compared to a year ago and declined 0.3% sequentially, based on ARA guidelines.
•	Dollar utilization was 33.5% in the fourth quarter of 2020 compared to 36.0% a year ago.
•	Average rental fleet age at December 31, 2020, was 40.9 months compared to an industry average age of 51.7 months.
•

Successful notes offering of $1.25 billion of new 8-year 3.875% senior notes.  Proceeds were used primarily to repurchase or redeem our previously outstanding 5.6250% senior notes, to pay fees and expenses in connection with the offering and otherwise for general corporate purposes.

Brad Barber, H&E Equipment Services, Inc.’s chief executive officer, said, “Our fourth quarter performance reaffirmed our beliefs regarding the ongoing improvement in our business.  Demand in our end-user rental markets remained good and physical utilization increased sequentially from the third quarter.  Our distribution business also delivered better-than-expected results. We are encouraged with the current trends and visibility as we move into 2021.”

Barber added, “In terms of our financial highlights for the quarter, total revenues were down 9.3%, or $32.5 million, compared to a year ago.  Adjusted EBITDA decreased 19.8%, or $25.2 million, from a year ago, and margins were down 420 basis points to 32.2%.  While our revenues remain below pre-pandemic levels, we were pleased that the year-over-year declines improved. We also generated significant free cash flow again this quarter.”

Barber concluded, “With our successful upsized notes offering during the fourth quarter, our balance sheet is strong and will certainly support the acceleration of the growth initiatives we outlined last quarter.  From an organic perspective, we are significantly increasing the number of warm starts across our footprint to improve our density in high-growth regions.  Additional growth is expected from tuck-in acquisitions of general rental businesses.  We are also focused on entering the specialty rental business with opportunities that would be synergistic with our current lines of business and fleet mix. Throughout our 60 years in business, we have always been about equipment solutions, strategically growing our product lines and the ability to serve an increasing base of customers. We are ramping up this commitment in 2021.”

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2020:

Revenue

Total revenues decreased 9.3% to $315.6 million in the fourth quarter of 2020 from $348.1 million in the fourth quarter of 2019.  Total equipment rental revenues decreased 13.9% to $166.8 million compared to $193.8 million in the fourth quarter of 2019. Rental revenues decreased 15.1% to $149.6 million compared with $176.3 million in the fourth quarter of 2019.  New equipment sales decreased 10.3% to $55.1 million compared to $61.4 million a year ago.  Used equipment sales increased 13.0% to $47.9 million compared to $42.4 million a year ago.  Parts sales decreased 11.0% to $26.8 million compared to $30.1 million a year ago.  Service revenues decreased 8.0% to $16.1 million compared to $17.5 million a year ago.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

Gross Profit

Gross profit decreased 17.6% to $106.0 million from $128.6 million in the fourth quarter of 2019.  Gross margin was 33.6% for the fourth quarter ended December 31, 2020, as compared to 36.9% for the fourth quarter ended December 31, 2019.  On a segment basis, gross margin on total equipment rentals was 40.3% in the fourth quarter of 2020 compared to 45.6% in the fourth quarter of 2019.  Rental margins were 45.1% in the fourth quarter of 2020 compared to 50.3% last year.  On average, rental rates were 4.5% lower than rates in the fourth quarter of 2019.  Time utilization (based on original equipment cost) was 65.4% in the fourth quarter of 2020 compared to 69.0% a year ago.

Gross margins on new equipment sales were 10.5% in the fourth quarter compared to 10.8% a year ago.  Gross margins on used equipment sales were 31.1% compared to 33.3% a year ago.  Gross margins on parts sales were 25.3% in the fourth quarter of 2020 compared to 26.1% a year ago.  Gross margins on service revenues were 67.4% for the fourth quarter of 2020 compared to 67.6% in the fourth quarter of 2019.

Rental Fleet

At the end of the fourth quarter of 2020, the original acquisition cost of the Company’s rental fleet was $1.8 billion, which is a 9.2%, or $179.1 million, decrease from the end of the fourth quarter of 2019.  Dollar utilization for the fourth quarter of 2020 was 33.5% compared to 36.0% for the fourth quarter of 2019.

Selling, General and Administrative Expenses

SG&A expenses for the fourth quarter of 2020 were $71.7 million compared with $77.2 million the prior year, a $5.5 million, or 7.1%, decrease.  SG&A expenses in the fourth quarter of 2020 as a percentage of total revenues were 22.7% compared to 22.2% a year ago.  Employee salaries, wages, payroll taxes and related employee benefits, and other employee related expenses decreased $5.0 million, primarily as a result of lower commissions and incentive pay combined with headcount reductions.  Bad debt expense decreased $1.2 million and promotional expenses decreased $0.9 million.  Offsetting this decrease was a $1.8 million increase in liability insurance expense. Expenses related to Greenfield branch expansions increased $1.7 million compared to a year ago.

Income from Operations

Income from operations for the fourth quarter of 2020 was $35.8 million, or 11.3% of revenues, compared to income from operations of $41.3 million, or 11.9% of revenues, a year ago.  Included in income from operations for the fourth quarter of 2019 was a $12.2 million non-cash goodwill impairment charge.  Excluding this charge, adjusted income from operations was $53.5 million, or 15.4% of revenues, a year ago.

Interest Expense

Interest expense was $15.3 million for the fourth quarter of 2020 compared to $16.8 million a year ago.

Net Income (Loss)

Net loss was $(14.6) million, or $(0.40) per diluted share, in the fourth quarter of 2020 compared to net income of $21.9 million, or $0.61 per diluted share, in the fourth quarter of 2019.  Excluding the impact of the nonrecurring item of $44.6 million associated with the repurchase and redemption of the Old Notes in the fourth quarter of this year and the $12.2 million goodwill impairment charge in the fourth quarter of last year, adjusted net income was $16.6 million, or $0.46 per diluted share, this year compared to adjusted net income of $31.9 million, or $0.88 per diluted share, a year ago.  The effective income tax rate was 37.0% in the fourth quarter of 2020 and 18.4% in the fourth quarter of 2019.  On an adjusted basis, the effective tax rate was 22.3% in the fourth quarter of 2020 and 18.4% in the fourth quarter of 2019.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

Adjusted EBITDA

Adjusted EBITDA for the fourth quarter of 2020 decreased 19.8% to $101.6 million compared to $126.8 million in the fourth quarter of 2019.  Adjusted EBITDA as a percentage of revenues was 32.2% compared with 36.4% in the fourth quarter of 2019.

FINANCIAL DISCUSSION FOR THE YEAR ENDED DECEMBER 31, 2020:

A non-cash goodwill impairment charge of $62.0 million was identified during the first quarter of 2020 in connection with an interim goodwill impairment test necessitated by our identification of certain impairment triggering events associated with the impact to our business from the COVID-19 pandemic.  The Company’s results also include a fourth quarter $44.6 million non-recurring item associated with the premiums paid to repurchase and redeem the Old Notes and the write-off of unaccreted discount, unamortized premium and deferred transaction costs.

Revenue

Total revenues decreased 13.3%, or $179.2 million, to $1.2 billion in 2020 from $1.3 billion in 2019.  Total equipment rental revenues decreased 13.5% to $663.0 million compared to $766.4 million in 2019. Rental revenues decreased 13.8% to $598.4 million compared to $694.5 million in 2019.  New equipment sales decreased 30.1% to $167.1 million from $239.1 million a year ago.  Used equipment sales increased 9.9% to $153.2 million compared to $139.3 million a year ago.  Parts sales decreased 10.7% to $110.6 million from $123.9 million in 2019.  Service revenues decreased 5.4% to $64.3 million from $67.9 million a year ago.

Gross Profit

Gross profit decreased 19.3%, or $96.6 million, to $402.6 million in 2020 from $499.2 million in 2019.  Gross margin was 34.4% for 2020 compared to 37.0% for 2019.  On a segment basis, gross margin on total equipment rentals was 39.8% compared to 45.3% in 2019.  Rental margins were 44.2% compared to 49.8% a year ago.  On average, 2020 rental rates decreased 2.6% compared to 2019.  In 2020, time utilization (based on original equipment cost) was 63.2% compared to 70.4% a year ago.

Gross margins on new equipment sales were 10.8% compared to 11.6% a year ago.  Gross margins on used equipment sales were 31.7% compared to 34.0% a year ago.  Gross margins on parts sales were 25.7% compared to 26.6% a year ago.  Gross margins on service revenues were 67.0% in 2020 from 67.7% in 2019.

Selling, General and Administrative Expenses

SG&A expenses for 2020 were $289.3 million compared with $311.0 million in 2019, a decrease of $21.8 million, or 7.0%.  In 2020, SG&A expenses as a percentage of total revenues were 24.7% compared to 23.1% a year ago.  The decrease in SG&A expenses was attributable to several factors.  Employee salaries, wages, payroll taxes, related employee benefits costs and other employee expenses decreased $22.2 million primarily as a result of lower compensation and incentive pay combined with headcount reductions and reduced employee hours in response to COVID-19’s impact to our business.  Promotional expenses decreased $2.1 million.  Bad debt expense decreased $1.7 million and supplies expense decreased $1.2 million.  Non-real estate lease operating expenses decreased $1.5 million and fuel and utilities costs decreased $0.7 million.  These decreases were partially offset by a $6.4 million increase in liability insurance costs, a $0.7 million increase in depreciation and amortization expenses and a $0.6 million increase in legal and professional fees expenses.  Expenses related to Greenfield branch expansions increased $4.4 million compared to a year ago.

Income from Operations

Income from operations for 2020 was $61.8 million, or 5.3% of revenues, compared to income from operations of $180.2 million, or 13.4% of revenues, a year ago. Included in income from operations in 2020 was a first quarter non-cash goodwill impairment charge of $62.0 million.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

Included in income from operations in 2019 was a fourth quarter non-cash goodwill impairment charge of $12.2 million.  Excluding these charges in both years, adjusted income from operations in 2020 was $123.8 million, or 10.6% of revenues, compared to adjusted income from operations of $192.3 million, or 14.3% of revenues, in 2019.

Interest Expense

Interest expense in 2020 was $61.8 million, a $6.5 million decrease from $68.3 million a year ago.

Net Income (Loss)

Net loss was $(32.7) million, or $(0.91) per diluted share, compared to net income of $87.2 million, or $2.42 per diluted share, in 2019.  Excluding the impact of the 2020 first quarter goodwill impairment charge of $62.0 million and the 2020 fourth quarter nonrecurring item of $44.6 million associated with the repurchase and redemption of the Old Notes, adjusted net income in 2020 was $50.1 million, or $1.39 per diluted share. Excluding the $12.2 million goodwill impairment charge in the fourth quarter of 2019, adjusted net income was $96.4 million, or $2.67 per diluted share, in 2019. The effective income tax rate was 21.1% in 2020 compared to 24.7% in 2019.  On an adjusted basis, our effective tax rate for the twelve month periods ended December 31, 2020 and 2019 was 23.1% and 24.7%, respectively.

Adjusted EBITDA

Adjusted EBITDA for 2020 decreased 16.6% to $394.8 million from $473.2 million in 2019.  Adjusted EBITDA as a percentage of revenues was 33.8% compared with 35.1% in 2019.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA, Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income (Loss), Adjusted Net Income (Loss) per share and the disaggregation of equipment rental revenues and cost of sales numbers) detailed below.  Please refer to our Current Report on Form 8-K for a description of these measures and of our use of these measures.  These measures as calculated by the Company are not necessarily comparable to similarly titled measures reported by other companies.  Additionally, these Non-GAAP measures are not a measurement of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company's other financial information determined under GAAP.

Conference Call

The Company’s management will hold a conference call to discuss fourth quarter and full-year 2020 results today, February 17, 2021 at 10:00 a.m. (Eastern Time).  To listen to the call, participants should dial 877-270-2148 approximately 10 minutes prior to the start of the call.  A telephonic replay will become available after 1:00 p.m. (Eastern Time) on February 17, 2021, and will continue through February 24, 2021, by dialing 877-344-7529 and entering the confirmation code 10151995.

The live broadcast of H&E Equipment Services, Inc.’s quarterly conference call will be available online at www.he-equipment.com on February 17, 2021, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days.  Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call.  The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 97 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions.  The Company is focused on heavy construction and industrial equipment, and rents, sells, and provides parts and services support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) material handling equipment.  By providing equipment rental,

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

sales, on site parts, repair services, and maintenance functions under one roof, the Company is a one-stop provider for its customers' varied equipment needs.  This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal, and provides cross-selling opportunities among its new and used equipment sales, rentals, parts sales, and services operations.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend”, “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to the impact of the COVID-19 global pandemic, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response, material delays and cancellations of construction or infrastructure projects, supply chain disruptions and other impacts to the business; (2) general economic conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty in the markets we serve (including as a result of current uncertainty due to COVID-19); (4) trends in oil and natural gas could adversely affect the demand for our services and products; (5) the impact of conditions in the global credit and commodity markets (including as a result of current volatility and uncertainty in credit and commodity markets due to COVID-19) and their effect on construction spending and the economy in general; (6) relationships with equipment suppliers; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our inability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (15) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and the Company’s most recent Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. H&E is under no obligation to publicly update or revise any forward-looking statements after this press release, whether as a result of any new information, future events or otherwise. Investors, potential investors, security holders and other readers are urged to consider the above mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (Amounts in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2020	2019	2020	2019
Revenues:
Equipment rentals	$166,831	$193,791	$662,993	$766,354
New equipment sales	55,062	61,382	167,130	239,091
Used equipment sales	47,921	42,407	153,152	139,349
Parts sales	26,752	30,057	110,594	123,855
Service revenues	16,137	17,543	64,253	67,941
Other	2,899	2,953	10,998	11,775
Total revenues	315,602	348,133	1,169,120	1,348,365
Cost of revenues:
Equipment rentals
Rental depreciation	56,584	62,133	233,809	243,780
Rental expense	25,597	25,403	100,058	105,079
Rental other	17,347	17,871	65,194	70,613
	99,528	105,407	399,061	419,472
New equipment sales	49,257	54,734	149,066	211,372
Used equipment sales	32,998	28,279	104,590	92,021
Parts sales	19,975	22,213	82,155	90,963
Service revenues	5,265	5,685	21,176	21,946
Other	2,580	3,254	10,453	13,421
Total cost of revenues	209,603	219,572	766,501	849,195
Gross Profit	105,999	128,561	402,619	499,170
Selling, general, and administrative expenses	71,739	77,243	289,264	311,026
Merger costs	195	102	503	416
Gain on sales of property and equipment, net	(1,706)	(2,278)	(10,966)	(4,617)
Impairment of goodwill	–	12,184	61,994	12,184
Income from Operations	35,771	41,310	61,824	180,161
Loss on early extinguishment of debt	(44,630)	–	(44,630)	–
Interest expense	(15,301)	(16,824)	(61,790)	(68,277)
Other income, net	948	2,368	3,210	3,977
Income (loss) before provision (benefit) for income taxes	(23,212)	26,854	(41,386)	115,861
Provision (benefit) for income taxes	(8,595)	4,931	(8,719)	28,650
Net Income (Loss)	$(14,617)	$21,923	$(32,667)	$87,211
NET INCOME (LOSS) PER SHARE:
Basic – Net income (loss) per share	$(0.40)	$0.61	$(0.91)	$2.43
Basic – Weighted average number of common shares outstanding	36,161	35,930	36,067	35,859
Diluted – Net income (loss) per share	$(0.40)	$0.61	$(0.91)	$2.42
Diluted – Weighted average number of common shares outstanding	36,161	36,098	36,067	36,033
Dividends declared per common share	$0.275	$0.275	$1.10	$1.10

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
SELECTED BALANCE SHEET DATA (unaudited)
(Amounts in thousands)

	December 31,	December 31,
	2020	2019
Cash	$310,882	$14,247
Rental equipment, net	1,028,745	1,217,673
Total assets	1,980,484	1,974,610
Total debt (1)	1,250,305	1,167,429
Total liabilities	1,742,251	1,667,091
Stockholders’ equity	238,233	307,519
Total liabilities and stockholders’ equity	$1,980,484	$1,974,610

(1)	Total debt consists of the aggregate amounts outstanding on the senior unsecured notes and finance lease obligations.

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,
	2020		2020
	As Reported	Adjustment	As Adjusted

Gross profit	$ 105,999	$ –	$ 105,999
Selling, general and administrative expenses	71,739	–	71,739
Gain on sale of property and equipment, net	(1,706)	–	(1,706)
Merger costs	195	–	195
Income from operations	35,771	–	35,771
Loss on early extinguishment of debt	(44,630)	44,630	–
Interest expense	(15,301)	–	(15,301)
Other income, net	948	–	948
Income (loss) before provision (benefit) for income taxes	(23,212)	44,630	21,418
Provision (benefit) for income taxes	(8,595)	13,380	4,785
Net income (loss)	$(14,617)	$ 31,250	$ 16,633

	Three Months Ended December 31,
	2020		2020
	As Reported	Adjustment	As Adjusted

NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) per share	$ (0.40)	$ 0.86	$ 0.46
Basic – Weighted average number of common shares outstanding
	36,161	36,161	36,161
Diluted – Net income (loss) per share	$ (0.40)	$ 0.86	$ 0.46
Diluted – Weighted average number of common shares outstanding
	36,161	36,300	36,300

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2020		2020
	As Reported	Adjustments	As Adjusted

Gross profit	$ 402,619	$ –	$ 402,619
Selling, general and administrative expenses	289,264	–	289,264
Impairment of goodwill	61,994	(61,994)	–
Gain on sale of property and equipment, net	(10,966)	–	(10,966)
Merger costs	503	–	503
Income from operations	61,824	61,994	123,818
Loss on early extinguishment of debt	(44,630)	44,630	–
Interest expense	(61,790)	–	(61,790)
Other income, net	3,210	–	3,210
Income (loss) before provision (benefit) for income taxes	(41,386)	106,624	65,238
Provision (benefit) for income taxes	(8,719)	23,809	15,090
Net income (loss)	$(32,667)	$ 82,815	$ 50,148

	Twelve Months Ended December 31,
	2020		2020
	As Reported	Adjustments	As Adjusted

NET INCOME (LOSS) PER SHARE (1)
Basic – Net income (loss) per share	$ (0.91)	$ 2.30	$ 1.39
Basic – Weighted average number of common shares outstanding
	36,067	36,067	36,067
Diluted – Net income (loss) per share	$ (0.91)	$ 2.29	$ 1.39
Diluted – Weighted average number of common shares outstanding
	36,067	36,185	36,185

(1)    Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Three Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

Gross profit	$ 128,561	$ –	$128,561
Selling, general and administrative expenses	77,243	–	77,243
Impairment of goodwill	12,184	(12,184)	–
Gain on sale of property and equipment, net	2,278	–	2,278
Merger costs	102	–	102
Income from operations	41,310	12,184	53,494
Interest expense	(16,824)	–	(16,824)
Other income, net	2,368	–	2,368
Income before provision for income taxes	26,854	12,184	39,038
Provision for income taxes	4,931	2,237	7,168
Net income	$21,923	$ 9,947	$ 31,870

	Three Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

NET INCOME PER SHARE(1)
Basic – Net income per share	$ 0.61	$ 0.28	$ 0.89
Basic – Weighted average number of common shares outstanding
	35,930	35,930	35,930
Diluted – Net income per share	$ 0.61	$ 0.28	$ 0.88
Diluted – Weighted average number of common shares outstanding
	36,098	36,098	36,098

(1)    Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)

	Twelve Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

Gross profit	$ 499,170	$ –	$499,170
Selling, general and administrative expenses	311,026	–	311,026
Impairment of goodwill	12,184	(12,184)	–
Gain on sale of property and equipment, net	4,617	–	4,617
Merger costs	416	–	416
Income from operations	180,161	12,184	192,345
Interest expense	(68,277)	–	(68,277)
Other income, net	3,977	–	3,977
Income before provision for income taxes	115,861	12,184	128,045
Provision for income taxes	28,650	3,013	31,663
Net income	$87,211	$ 9,171	$ 96,382

	Twelve Months Ended December 31,
	2019		2019
	As Reported	Adjustment	As Adjusted

NET INCOME PER SHARE(1)
Basic – Net income per share	$ 2.43	$ 0.26	$ 2.69
Basic – Weighted average number of common shares outstanding
	35,859	35,859	35,859
Diluted – Net income per share	$ 2.42	$ 0.25	$ 2.67
Diluted – Weighted average number of common shares outstanding
	36,033	36,033	36,033

(1)	Because of the method used in calculating per share data, the summation of the above per share data may not necessarily total to the as adjusted per share data.

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net Income (loss)	$(14,617)	$21,923	$(32,667)	$87,211
Interest Expense	15,301	16,824	61,790	68,277
Provision (benefit) for income taxes	(8,595)	4,931	(8,719)	28,650
Depreciation	63,696	69,758	263,330	272,368
Amortization of intangibles	991	1,041	3,987	4,132

EBITDA	$56,776	$114,477	$287,721	$460,638

Merger costs	195	102	503	416
Loss on early extinguishment of debt	44,630	–	44,630	–-
Impairment of goodwill	–	12,184	61,994	12,184

Adjusted EBITDA	$101,601	$126,763	$394,848	$473,238

- MORE -

H&E Equipment Services Reports Fourth Quarter 2020 Results

February 17, 2021

H&E EQUIPMENT SERVICES, INC.
UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands)
	Three Months Ended		Twelve Months Ended
	Dec. 31, 2020	Dec. 31, 2019	Dec. 31, 2020	Dec. 31, 2019
RENTAL REVENUES
Equipment rentals (1)	$149,608	$176,253	$598,425	$694,547
Rentals other	17,223	17,538	64,568	71,807
Total equipment rentals	166,831	193,791	662,993	766,354

RENTAL COST OF SALES
Rental depreciation	56,584	62,133	233,809	243,780
Rental expense	25,597	25,403	100,058	105,079
Rental other	17,347	17,871	65,194	70,613
Total rental cost of sales	99,528	105,407	399,061	419,472

RENTAL REVENUES GROSS PROFIT (LOSS)
Equipment rentals	67,427	88,717	264,558	345,688
Rentals other	(124)	(333)	(626)	1,194
Total rental revenues gross profit	67,303	88,384	263,932	346,882

RENTAL REVENUES GROSS MARGIN
Equipment rentals	45.1%	50.3%	44.2%	49.8%
Rentals other	-0.7%	-1.9%	-1.0%	1.7%
Total rental revenues gross margin	40.3%	45.6%	39.8%	45.3%

(1)

Pursuant to SEC Regulation S-X, our equipment rental revenues are aggregated and presented in our unaudited consolidated statements of operations in this press release as a single line item, “Equipment Rentals”.  The above table disaggregates our equipment rental revenues for discussion and analysis purposes only.

- END -